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                                                                   EXHIBIT 99.10

CONTACT:     Robert S. Raley, Jr.                          TFC ENTERPRISES, INC.
             804-858-4054                                           NEWS RELEASE

*FOR IMMEDIATE RELEASE*

NORFOLK, VA, October 11, 1996/PRNewswire/ -- TFC Enterprises, Inc. (NASDAQ:
TFCE) today announced the closing of its Southwestern Regional Service Center, located in Dallas, Texas, effective the first week of November 1996. Receivables serviced from this service center will be moved to the Company's Norfolk, VA and Jacksonville, FL service centers. This closing is part of the Company's previously announced restructuring plan to reduce operating expenses.

The Company estimates, on an annualized basis, the reduction of salaries and rent associated with the closing of its Southwestern Regional Service Center to be approximately $3.2 million. This reduction will be offset, in part, by the salaries and costs associated with hiring additional employees in the Norfolk and Jacksonville service centers of approximately $1.3 million for a net reduction of approximately $1.9 million annually.

The Company will continue to maintain a Loan Production Office in the Dallas area to serve its dealers in the Southwestern region. "We intend to maintain an active role in the Southwest" says Robert S. Raley, the Company's Chairman and CEO. The Company has Loan Production offices in San Diego, CA, Norfolk, VA, as well as Dallas, TX. These strategically located offices enable the Company to complete on a national level. Additionally, the Company is exploring other military markets as possible locations for
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future Loan Production offices. "We intend to, once again, become a major force in providing financing of motor vehicles for members of the US Military," says Robert S. Raley.

Additionally, the Company announced the closing of its accounting office, currently located in Manassas, VA, which will be moved to the Company's Headquarters in Norfolk, VA effective November 30, 1996. While the Company does not expect this move to have a significant impact on operating expenses, it will, however, improve operating efficiencies by having the accounting staff located at its Corporate Headquarters.

Management estimates that expenses associated with the closing of Dallas and moving of Manassas will be approximately $.6 million in the fourth quarter. It is anticipated this will be partially offset, in future quarters, by any revenues realized by the subletting of the Manassas office whose lease expires January 1999. The Dallas lease expires in March, 1997. Therefore, there will be no sublease income from this location.

"These moves, combined with previously announced reductions in the executive staff and eventual withdrawal from the civilian point of sale originations, substantially completes the Company's restructuring" says Robert S. Raley, the Company's Chairman and CEO. He added that "this now allows the Company to focus on increasing business volume with substantially reduced overhead."

TFC Enterprises, Inc., through its wholly-owned subsidiary, The Finance
Company,
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specializes in purchasing and servicing installment sales contracts originated by automobile and motorcycle dealers. Through First Community Finance, Inc., another wholly-owned subsidiary, TFC Enterprises, Inc., is involved in the direct origination and servicing of small consumer loans. Based in Norfolk, VA, TFC Enterprises, Inc., through its subsidiaries, also has offices in Dallas, TX, Jacksonville, FL, San Diego, CA, and throughout Virginia and North Carolina.